Exhibit 2.5

FIRST AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (this “First Amendment”) is made effective as of November 16, 2015, by and between MARRIOTT INTERNATIONAL HOTELS, INC., a Maryland corporation (“Seller”) and ASHFORD THOMAS LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

A.            Seller and Purchaser are parties to that certain Stock Purchase and Sale Agreement dated October 2, 2015 (the “Agreement”).

B.            Seller and Purchaser desire to amend the Agreement as set forth in this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, and the Agreement is hereby amended, as follows:

1.             Recitals; Defined Terms.  The Recitals of this First Amendment form an integral part hereof.  All capitalized terms set forth in this First Amendment and not otherwise defined herein shall have the same meaning given to said terms as originally defined in the Agreement.

2.             Definitions.

(a)           The definition of “CZM Permits” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“ “CZM Permits” shall mean, collectively, (i) Minor Coastal Zone Management Permit No. CZT-3-00W, (ii) Major Coastal Zone Permit No. CZT-7-86L, (iii) Major Coastal Zone Permit No. CZT-8-91L and (iv) Major Coastal Zone Management Permit No. CZT-2-06(L).”

(b)           The definition of “Due Diligence Period” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“ “Due Diligence Period” shall mean the period of time from the Effective Date through November 18, 2015.”

(c)           The definition of “Management Agreement” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“ “Management Agreement” shall mean, collectively, the following documents to be entered into at Closing (i) the management agreement between Manager, as manager, and the Company, as owner and that certain side letter thereto, (ii) the International Services Agreement between the Company, as owner, and Licensor and (iii) the License and Royalty Agreement between the Company, as owner, and Licensor, to be in the forms attached hereto as Exhibits A-1, A-2 and A-3 respectively.

(d)           The following new definitions are hereby added to Section 1.1 of the Agreement:

“ “DPNR Subject CZM Permit Approval” has the meaning set forth in Section 8.1.2.”

“ “Subject CZM Permits” shall mean, collectively, the Permits described in clauses (ii) and (iii) of the definition of CZM Permits.”

(e)           The definition of “Operating Tenant” is hereby deleted in its entirety from Section 1.1 of the Agreement, and all references to “Operating Tenant” in the Agreement that are not addressed in this First Amendment shall be deemed to be replaced with “the Company”.

(f)            The definition of “Owner Agreement” is hereby deleted in its entirety from Section 1.1 of the Agreement, and all references to the “Owner Agreement” and all terms, covenants, conditions, deliverables, and exhibits related to the “Owner Agreement” shall be deemed to be deleted from the Agreement in their entirety.

3.             CZM Permits.

(a)           The first sentence of Section 4.17 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Schedule 4.17 sets forth all material Permits that are maintained by the Company as of the Effective Date; provided, however, that Purchaser acknowledges that the Subject CZM Permits may currently be held by BA Properties, Inc. as more particularly set forth in Section 8.1.2.”

(b)           Section 8.1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 8.1.2       Licenses, Permits and Authorizations.  Purchaser acknowledges that no written evidence exists of DPNR’s approval of the transfer of the Subject CZM Permits from BA Properties, Inc. to the Company. However, Seller has provided Purchaser with a DPNR staff recommendation that recommends approval of such transfer at a hearing scheduled in 1996. From the Effective Date until the Closing, Seller shall (and shall cause the Company and MI to) use Commercially Reasonable Efforts to (a) deliver to Purchaser written evidence of DPNR’s approval of the transfer of the Subject CZM Permits from BA Properties, Inc. to the Company (the “DPNR Subject CZM Permit Approval”), (b) maintain in full force and effect all material Permits necessary for the current use, occupancy and operation of the Hotel or the Real Property, the
Assets, the Lady Lynsey and the Company’s operations, (c) obtain any consents, approvals, or authorizations that may be required under any material Permits in connection with a change in Control of the Company and (d) cause the Manager to maintain in full force and effect the liquor license for the Hotel. If Seller is unable to deliver the DPNR Subject CZM Permit Approval prior to the Closing Date, then Seller shall (and shall cause MI to) use Commercially Reasonable Efforts following the Closing Date, to obtain the DPNR Subject CZM Permit Approval.  Seller shall be responsible for payment of any application fee assessed by the DPNR in connection therewith, and Seller and Purchaser shall each be responsible for their own attorney’s fees and costs incurred in connection with obtaining the DPNR Subject CZM Permit Approval. The last two sentences of this Section shall survive the Closing.”

4.             Closing Date.  Seller and Purchaser hereby agree that the Closing Date shall be such date as may be mutually agreed to by the Parties, but in no event later than December 15, 2015.

5.             Change Notice Regarding Consent Agreement.  Pursuant to Section 4.20 of the Agreement, Seller hereby notifies Purchaser of the existence of an oral agreement between the company and DPNR regarding the Consent Agreement set forth on Schedule 4.5.1 of the Agreement, whereby DPNR agreed that the Company may submit proof of an onsite certified visible emission reader to DPNR following completion of the emission reader’s required training.  The terms of this Section 5 represent a Change Notice pursuant to Section 4.20 of the Agreement and the representations and warranties made by Seller in the Agreement are hereby modified to reflect the existence of such oral agreement.

6.             Exhibit A-1.  Exhibit A-1 of the Agreement is hereby deleted and replaced in its entirety with Exhibit A-1 attached hereto.

7.             No Other Amendments.  The parties acknowledge and agree that except as amended by this First Amendment, the Agreement remains in full force and effect.  To the extent that there is any inconsistency between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall prevail.

8.             Counterpart Signatures.  This First Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The execution of this First Amendment may be effected by PDF signatures, all of which shall be treated as originals.

9.             Governing Law.  This First Amendment shall be interpreted, construed, applied and enforced in accordance with laws of the United States Virgin Islands without regard to the principles of conflicts of law thereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]
IN WITNESS WHEREOF, this First Amendment to Stock Purchase and Sale Agreement is executed and effective the date above first written.

SELLER:

MARRIOTT INTERNATIONAL HOTELS, INC.,
a Maryland corporation

By:	/s/ Sarah Hays
Name:	Sarah Hays
Title:	Authorized Signatory

PURCHASER:

ASHFORD THOMAS LLC,
a Delaware limited liability company

By:	/s/ David A. Brooks
Name:	David A. Brooks
Title:	President